Exhibit 99.1

Regional Management Corp. Announces Selected Preliminary Financial

Results for Fourth Quarter 2012

Greenville, South Carolina – January 15, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today selected preliminary, unaudited financial results for the fourth quarter ended December 31, 2012.

•	Total fourth quarter 2012 revenue is expected to be in the range of $37.6 to $38 million.

•	Finance receivables as of December 31, 2012 were approximately $437 million

•	Same-store revenue growth for the fourth quarter of 2012 is expected to be in the range of 16% to 17%.

•	Total provision for loan losses for the fourth quarter of 2012 is expected to be in the range of $9 to $9.5 million.

•	Total General & Administrative expense for the fourth quarter of 2012 is expected to be in the range of $14.7 to $15 million.

•	Net income for the fourth quarter of 2012 is expected to be in the range of $6.4 to $7 million.

•	Diluted earnings per share for the fourth quarter of 2012 is expected to be in the range of $0.50 to $0.55, based on a diluted share count of 12.8 million.

•	Opened 8 new branches in the fourth quarter of 2012; as of December 31, 2012, Regional Management’s branch network consisted of 221 locations.

“During the fourth quarter, we achieved strong growth of our loan portfolio through all channels. We opened 8 branches in the fourth quarter as we accelerated our original expansion plans to take advantage of favorable market conditions. Our RMC Retail business unit has continued to produce exceptional results, and we completed a successful, expanded holiday live check campaign which surpassed our expectations. Overall, our growth considerably increased our finance receivables,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “We attribute some of the success of the holiday live check campaign to expanded testing of our product and customer mix that includes marketing to additional customers who have a higher credit score, and thus received a larger denomination check with a slightly lower APR. Yield for the quarter was lower than originally forecast as we conducted several live check test scenarios, the results of which will help us focus future campaigns. Additionally, RMC Retail’s success - our lowest yielding business unit - increased its proportion of our product mix. We will earn the revenue from our fourth quarter growth in future periods, but our accounting policy requires us to increase our provision for loan losses in the current period, and we incurred additional marketing, overtime, and interest costs as well.”

“As a consequence of this growth, a lower yield coupled with the increase in the provision for loan losses and other growth-related costs negatively affected our expected net income and earnings per share performance for the fourth quarter,” continued Mr. Fortin. “Overall, while we are disappointed that our bottom-line results for the quarter will not meet expectations, we are very pleased with our multi-channel growth and our growth trajectory remains strong. Our plans to open 35 to 45 de novo branches in 2013 remain unchanged.”

Regional Management expects to release full fourth quarter and full year 2012 GAAP and pro forma results in late February 2013. Conference call details will be provided closer to the date.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues and expenses that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. In addition, the financial results announced in this press release are preliminary and subject to uncertainties, and the actual financial results for the quarter ended December 31, 2012 may differ from the preliminary financial results described in this press release. Regional Management Corp. will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional

Management began operations in 1987 with four branches in South Carolina and has expanded its branch network to 221 locations with over 219,000 active accounts across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma and New Mexico as of December 31, 2012. Each of its loan products is secured, structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216